UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement

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THE TIMKEN COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE TIMKEN COMPANY

SUPPLEMENT TO THE NOTICE OF THE 2025 ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

DATED APRIL 15, 2025

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2025

On March 17, 2025, The Timken Company (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) relating to its Annual Meeting of Shareholders to be held on May 2, 2025 (the “2025 Annual Meeting”). On March 31, 2025, the Company filed a supplement to the Proxy Statement (“Supplement 1”) with the SEC announcing it was decreasing the number of directors on the Board of Directors (the “Board”) from thirteen to twelve and withdrawing the nomination of Tarak B. Mehta as a director in connection with his departure from the Company as President and Chief Executive Officer (“CEO”) and a director, effective as of March 31, 2025.

This additional supplement to the Proxy Statement should be read in conjunction with the Proxy Statement and Supplement 1.

On March 31, 2025, the Company filed a Current Report on Form 8-K with the SEC in connection with Mr. Mehta’s departure from the Company (the “8-K”). In the disclosure provided under Item 5.02 of the 8-K, the Company announced “that the Company and Tarak B. Mehta, the President and Chief Executive Officer of the Company, had mutually agreed that Mr. Mehta would depart from the Company, including resigning as a member of the Board, effective immediately.”

Recently, Institutional Shareholder Services Inc. (“ISS”) issued its ISS Proxy Analysis & Benchmark Policy Voting Recommendations (the “ISS Report”) and Glass, Lewis & Co., LLC (“Glass Lewis”) issued its Proxy Paper (the “Glass Lewis Report”) providing their voting recommendations for the 2025 Annual Meeting. The ISS Report and the Glass Lewis Report contain recommendations that shareholders vote against Proposal No. 2 (Approval, on an advisory basis, of our named executive officer compensation) in the Proxy Statement.

ISS Report

In the ISS Report, the stated rationale for ISS’ recommendation in the Conclusion is as follows:

“The Company made a significant severance payment to the CEO [Mr. Mehta] following his departure as mutually agreed with the [C]ompany. This is considered a problematic pay practice.”

Company Response

In the disclosure provided under Item 5.02 of the 8-K, the Company indicated that:

“[i]n connection with his departure from the Company, Mr. Mehta has entered into a settlement agreement with the Company (the “Settlement Agreement”) that will include a general release of claims in favor of the Company and its affiliates. The departure was not due to any misconduct.

Mr. Mehta will be entitled to receive a cash payment of $9.25 million [(the “Cash Separation Amount”)] pursuant to the terms of the Settlement Agreement.”

Mr. Mehta’s termination was without cause, which provided Mr. Mehta with certain contractual rights under his Severance Agreement, dated as of September 5, 2024 (the “Mehta Severance Agreement”), and his outstanding equity award agreements, which collectively would have entitled him to receive certain cash payments, equity and other benefits in a total amount that would have been several million dollars more than the negotiated Cash Separation Amount (with the equity awards valued at target performance at the time of settlement).

The Company believes Mr. Mehta’s departure, which was effected under the mutually-negotiated Settlement Agreement (but still a termination without cause), and associated Cash Separation Amount were in the best interests of the Company and its shareholders because:

•

the Settlement Agreement resulted in a significantly lower overall payment than Mr. Mehta would have otherwise received for the Company’s unilateral termination of his employment without cause (if he and the Company had not negotiated and mutually agreed to the lower Cash Separation Amount under the Settlement Agreement);

•	the Company obtained extended restrictive covenant protection for 18 months (instead of 12 months under the Mehta Severance Agreement) for Mr. Mehta’s non-compete and non-solicitation obligations; and

•

they allowed the Company to finalize exit arrangements with Mr. Mehta on a timely and efficient basis, which enabled the Company to move forward with minimal distraction and shift the focus of the Board to the search for the new President and CEO.

Glass Lewis Report

In the Glass Lewis Report, the stated rationale for Glass Lewis’ recommendation in the Executive Summary – Summary Analysis is as follows:

“While we acknowledge the impact of a CEO transition, we believe that shareholders should be wary of the Company’s decision to provide Mr. Kyle with retirement treatment of his equity awards upon his departure. Such deviations from established provisions should be viewed with skepticism, and the rationale for such actions closely scrutinized.”

Company Response

For equity awards granted prior to 2023, the Company’s standard provisions allow for retirement treatment for employees departing the Company at age 55 with 15 years of service (the “55+15 Rule”). At the time of his retirement, Mr. Kyle met the requisite 55+15 Rule criteria for those awards.

Mr. Kyle negotiated for full vesting of his time-based restricted stock units (“RSUs”) and pro-rata vesting of his performance-based RSUs granted in 2023 and 2024 and was provided with such treatment for the following reasons:

•

to help compensate Mr. Kyle for agreeing to remain flexible in the President and CEO role past his desired retirement date for as long as it took for the Board to complete its succession planning process to identify a successor President and CEO;

•

to motivate Mr. Kyle to serve as Advisor to the CEO until February 15, 2025 to assist with the transition of responsibilities to Mr. Mehta and to help implement a smooth and seamless transition in the role of President and CEO;

•	to incentivize Mr. Kyle to remain available during his retirement for any needed assistance to the Company; and

•	to reward Mr. Kyle for his over 18 years of strong leadership and performance at the Company, including over a decade as President and CEO.

Board Recommendation

For these reasons, and those provided in the Proxy Statement, the Board recommends you vote FOR Proposal No. 2 (Approval, on an advisory basis, of our named executive officer compensation).